Exhibit 99.1

Great Wall Builders appoints merger/acquisition and equity advisors

Houston, Tx –( Marketwire-08/17/2009)- Great Wall Builders Ltd., ( OTCBB: GWBU), a publicly traded company, is pleased to announce that we have entered into a LETTER of INTENT with Tianjin International Financing Services Ltd., (IFS) to appoint IFS as one of our merger/acquisition and equity investment advisors on 08/14/2009.

" We are pleased to have the opportunity to closely work with IFS, a leading merger/acquisition and equity investment group from China. IFS will provide funding for in-house or third party equity investments to our company. In addition, IFS already held preliminary negotiations with well capitalized companies to be merged and/or acquired by our company.” said, Tian Jian, CEO.

“We will be able to achieve our stated goal for listing at NASDAQ with the help of IFS, said, Tian Jia, CEO.

About Great Wall Builders Ltd.

Great Wall Builders Ltd., provides solar integrated system homes in Texas. Growth and expansion opportunities have also been identified in other regions of the United States, as well as in China. For detail, please visit company’s website: www.greatwallbuilder.com

About Tianjin International Financing Service Ltd., (IFS)

IFS is a large-scale group enterprise, jointly founded by the Tianjin Municipal Financial Investment Center and the China Great Wall Asset Management Corporation. The Corporation has nearly 600 branches institutions and member units distributed in more than 20 countries across 6 continents. In addition, IFS has working relationship with the following venture capital & private equity organizations : (total 572 companies)

Goldman Sachs Asia, Merill Corporation, Franklin Templeton Sealand Fund, Warner Technology & Investment Group, Sino-Swiss Partnership fund, Grant Thornton, Jordan Industries, New Asia Partners, Softbank China Venture Capital,Sequoia Capital CCMP Capital Asia, PS Capital, Mid-Market Capital, Hammond Kennedy Whitney, Audax Group, Capital Today, Walden International etc., For detail, please visit company’s website. www.chinaifs.com

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

Certain matters discussed within this press release are within the meaning of Private Securities Litigation Reform Act of 1995. Although Great Wall Builders Ltd. believes the expectations are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Media Contact:

Great Wall Builders Ltd.,

Tian Jia, CEO, Tel: 281-575-0636

email: tianjia816@yahoo.com